UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 4, 2015

ConAgra Foods, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-7275	47-0248710
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One ConAgra Drive, Omaha, Nebraska		68102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	402-240-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

ConAgra Foods, Inc. (the "Company") entered into a Transition and Separation Agreement with Paul T. Maass, President, Commercial Foods, of the Company on May 4, 2015 (the "Agreement") in connection with Mr. Maass’ previously announced departure from the Company. Pursuant to the terms of the Agreement, Mr. Maass ceased to be President, Commercial Foods, and an Executive Officer of the Company on May 5, 2015. Mr. Maass will continue to report to the Chief Executive Officer of the Company (the "CEO") on matters assigned by the CEO, and Mr. Maass’ employment with the Company will terminate effective July 31, 2015 (the "Termination Date"). Mr. Maass has agreed to cooperate with the Company on a variety of matters as requested for eighteen months after the Termination Date. Under the Agreement and applicable law, Mr. Maass has up to seven days after signing to revoke the Agreement (the "Revocation Period"). Mr. Maass’ Change of Control Agreement with the Company terminated in accordance with its terms on May 4, 2015.

Other material terms of the Agreement are described below, and the payments described are contingent on Mr. Maass not revoking the Agreement within the Revocation Period. The timing of the payments described below may be subject to modification to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

From May 5, 2015 until the Termination Date (the "Transition Period"), Mr. Maass will continue to receive his base salary and will remain eligible for all employee benefit programs, plans and practices for which he is eligible as of May 4, 2015.

If Mr. Maass complies with the provisions of the Agreement, including the non-compete and non-solicitation provisions of the Agreement, he will also receive a lump sum payment of $466,000 payable six months after the Termination Date; a lump sum payment of $466,000 payable nine months after the Termination Date; and a lump sum payment of $466,000 payable twelve months after the Termination Date. In the event of certain breaches of the Agreement by Mr. Maass or in the event Mr. Maass commences legal action to challenge the validity of the Agreement, in each case within eighteen months after the Termination Date, Mr. Maass will not receive or be entitled to retain any of the foregoing payments and will be required to repay any such payments within thirty days of the breach or challenge.

If Mr. Maass elects COBRA coverage, he will also receive a bi-weekly taxable payment associated with his health care premiums, which amount will represent 125% of the approximate value of Mr. Maass’ Company-paid health insurance premium contribution. Mr. Maass will be eligible to receive this bi-weekly payment until July 31, 2016, provided he elects and maintains COBRA coverage during that time period. Mr. Maass will also be eligible for outplacement services as selected and provided by the Company.

Under the terms of the Agreement, Mr. Maass has agreed to adhere to certain non-competition and customer non-solicitation obligations, each for a period of twelve months following the Termination Date. Mr. Maass has also agreed to non-solicitation of the Company’s employees (including joint venture employees) for a period of eighteen months following the Termination Date. Mr. Maass has agreed in the Agreement to protect the Company’s confidential information, a release of claims in favor of the Company, and non-disparagement and cooperation obligations in connection with his departure.

The foregoing is a summary description of the material terms of the Agreement and is qualified in its entirety by the text of the Agreement, which the Company expects to file as an exhibit to its Annual Report on Form 10-K for the fiscal year ending May 31, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ConAgra Foods, Inc.

May 8, 2015	By:	Lyneth Rhoten

Name: Lyneth Rhoten
Title: Vice President, Securities Counsel and Assistant Corporate Secretary